(LOGO) ERNST & YOUNG LLP
                           3900 One Williams Ctr. (74172)    Phone: 918 560 3600
                           P.O. Box 1529                     Fax:   918 560 3691
                           Tulsa, Oklahoma 74101



                        Report of Independent Auditors on
                Management's Assertion on Compliance with Minimum
               Servicing Standards Set Forth in the UNIFORM SINGLE
                     ATTESTATION PROGRAM FOR MORTGAGE BANKERS



The Board of Directors
BancOklahoma Mortgage Corp.



We have examined management's assertion that BancOklahoma Mortgage Corp. and subsidiary (the "Corporation") complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS ("USAP") during the year ended December 31, 1996, included in the accompanying report titled REPORT OF MANAGEMENT. Management is responsible for the Corporation's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Corporation's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public accountants and, accordingly, included examining, on a test basis, evidence about the Corporation's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Corporation's compliance with specified requirements.

In our opinion, management's assertion that the Corporation complied with the aforementioned requirements during the year ended December 31, 1996 is fairly stated, in all material respects.

                                                           /s/ Ernst & Young LLP

March 7, 1997




        Ernst & Young LLP is a member of Ernst&Young International, Ltd.